Exhibit 99.1

CONTACT:	Dena T. Bauckman
Marketing Director, BancTec
972-579-5754
dena.bauckman@banctec.com

Kathy Mattson
Mattson Communications, Inc.
312-988-9352
kathy@mattsonpr.com

BancTec Executive Team Leads Company Into High-Growth Phase

Jeffrey D. Cushman Promoted to Senior Vice President & Chief Financial Officer,
Mark D. Fairchild Promoted to Lead Global Products & Operations Group, Lin M. Held
Named To Senior Vice President & Chief Administrative Officer, Michael D. Peplow
Promoted To Lead European Group

Irving, Texas – February 23, 2005 - BancTec, a leading provider of document management solutions, announced today additions and promotions to its executive management team to execute the company’s vision and growth strategy.

Bringing combined experience in the global high-technology business arenas, this executive management team positions BancTec as a leading provider of document management tools.  Led by President & Chief Executive Officer J. Coley Clark, the global executive management team also includes:

•             Jeffrey D. Cushman, Senior Vice President and Chief Financial Officer

•             Mark D. Fairchild, Senior Vice President of Global Products & Operations Group

•             Lin M. Held, Senior Vice President of Human Resources and Chief Administrative Officer

•             Michael D. Peplow, Senior Vice President of European Operations Group

“We have amassed the best talent needed to achieve BancTec’s mission to provide innovative solutions that both simplify the process of capturing and managing information across the enterprise and to provide information technology support services that enable our customers to focus on their business,” said Clark.  “I am confident that Jeff, Mark, Lin and Mike, together with our existing management staff, will help drive BancTec’s global efforts to provide our clients the best tools and innovative solutions to better serve their customers.”

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Jeffrey D. Cushman was promoted to Senior Vice President and Chief Financial Officer, succeeding Brian R. Stone, after joining BancTec in November 2004 as Vice President of Finance.  Cushman has more than 19 years of financial management and acquisition related experience working in fast-paced, highly competitive markets.  Cushman’s financial management experience includes raising more than $140 million for a start-up, $500 million in acquisitions related experience and implementing financial and IT systems.  He joined BancTec from Metromedia Fiber Network, Inc.  Prior to his strategic development work for Metromedia, he was the Chief Financial Officer, Senior Vice President, Secretary and Treasurer for Groceryworks.com and Evercom, Inc.

Prior to these positions, Cushman worked for Electronic Data Systems Corporation (NYSE:EDS), a global provider of information and business technology solutions.  Cushman rose to Director of Business Development at EDS after holding a number of financial positions, including Group Financial Officer, Controller and Financial Manager & Supervisor.  As Director of Business Development at EDS, he assisted in implementing a plan to combine multiple divisions into a new strategic business line of EDS called CustomerSolutions, creating a multi-million dollar business unit.  He also assisted in acquiring Neodata, a $350 million direct marketing company.

Mark D. Fairchild is a 20-year BancTec veteran with expertise in international operations, strategic planning, systems management and product research & development.  He was promoted to Senior Vice President of the newly formed Global Products and Operations Group.  In this position, Fairchild is responsible for product management, marketing, development, manufacturing, distribution and support of all of the company’s products.  Prior to this position, Fairchild was Senior Vice President of BancTec’s Strategic Planning.  Previously, he held full responsibility for BancTec’s world-wide operations outside of the U.S., managing $170 million-a-year revenue base and more than 1100 employees.

Prior to joining BancTec, Lin M. Held was U.S. Transportation Industry Operations Director for EDS, where she was responsible for strategic planning and program management of this division of EDS.  Prior to being charged with this position, Held was promoted to Managing Director of the Global Financial Transportation Industry Groups, where she was accountable for strategic planning and industry development of global operations.

Held joined EDS as a Human Resources Manager, supporting the Government Industry Group. She was promoted to Division Manager of the Travel & Transportation Group and then the Financial Industry Group, where she led the Human Resources organization for approximately 14,000 global employees.  Held has been developing service excellence and strategic business plans throughout her 27-year career in technology.  She has extensive experience in performance measurement, communications, education and contract management.

Michael D. Peplow was promoted to Senior Vice President of the newly formed European Operations Group.  He is responsible for directing all of BancTec’s business in Europe, including business development, marketing initiatives, customer delivery and operations.  Peplow joined BancTec in 1997 and was previously responsible for running the company’s United Kingdom and Ireland operations.  Prior to joining BancTec, Peplow served as Sales & Marketing Director, Hatton Blue Limited and as Marketing Manager, ICL Financial Services.  He has extensive experience in business development, sales and process consultancy.

“Europe has been in the vanguard of BancTec’s growth and product development strategy for the past four years and the formation of a European division demonstrates the importance of Europe to BancTec’s long term success,” added Clark.

About BancTec
Founded in 1972, BancTec is the most recognized name worldwide in transaction processing. BancTec has deployed transaction solutions in over 50 countries, counts among its customers some of the most prominent companies in the world, and is honored to be a member of the TAWPI Hall of Fame.  BancTec’s product suite combines unique flexibility, scalability, and connectivity to provide unprecedented levels of automation in the capture, processing, and distribution of electronic and paper documents and transactions.  BancTec complements its product suite with a line of proven hardware solutions, and dependable service and support. To learn how BancTec can help your organization reduce IT costs, increase productivity, and improve quality, visit our corporate Web site at www.banctec.com or call 1-800-BANCTEC.

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